Exhibit 99.1

For Immediate Release

ROYAL CARIBBEAN CRUISES LTD. AND ROLLS-ROYCE

ANNOUNCE POD SETTLEMENT

MIAMI – January 11, 2010 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) and Rolls-Royce announced today that they have reached a suitable and amicable resolution to the lawsuit regarding the Mermaid pod-propulsion system on Celebrity Cruises’ Millennium-class ships.

When they were first designed and implemented, podded propulsion was a significant technological advance over traditional shaft propulsion, but it experienced a number of technical issues in the early years of use. However, working together, Royal Caribbean and Rolls-Royce have been successful in improving the reliability of the design.   Mermaid pods are installed on four Celebrity ships – Millennium, Summit, Infinity and Constellation.

"We look forward to continuing our alliance with Rolls-Royce for many years to come,” said Daniel J. Hanrahan, president and chief executive officer, Celebrity Cruises. “Rolls-Royce has one of the best reputations for reliability, and guests and travel agents should feel confident in Rolls-Royce’s assurances of the reliability of the Mermaid pods.”

“We are not only satisfied to have reached a solution with Celebrity Cruises, but that we have been able to improve and enhance the Mermaid pod’s reliability,” said John Paterson, President-Marine, Rolls-Royce. “We look forward to the opportunity to continue contributing to Celebrity’s high operating standards now, and in the future.”

The settlement will generate a net increase of approximately $65 million in Other Income/(expense) in Royal Caribbean’s 2010 first quarter results.

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ROYAL CARIBBEAN AND ROLLS-ROYCE

ANNOUNCED POD SETTLEMENT	2-2-2-2

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisieres de France. The company has a combined total of 39 ships in service and four under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia/New Zealand, Canada, Dubai, Europe and South America. Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaracruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Rolls-Royce, a world-leading provider of power systems and services for use on land, at sea and in the air, has established a strong position in global markets - civil aerospace, defence aerospace, marine and energy. As a result of this strategy, Rolls-Royce today has a broad customer base comprising more than 600 airlines, 4,000 corporate and utility aircraft and helicopter operators, 160 armed forces, more than 2,000 marine customers, including 70 navies, and energy customers in nearly 120 countries, with an installed base of 54,000 gas turbines. Rolls-Royce employs over 38,000 skilled people in offices, manufacturing and service facilities in 50 countries. The Group has a strong commitment to apprentice and graduate recruitment, and to further developing employee skills. In 2008, Rolls-Royce and its partners invested £885 million on research and development, two thirds of which had the objective of further improving the environmental aspects of its products, in particular the reduction of emissions. Annual underlying revenues were £9.1 billion in 2008, of which 52 per cent came from services revenues.  The firm and announced order book stood at £57.5 billion at 30 June 2009, providing visibility of future levels of activity.

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Media Contacts:

Cynthia Martinez	Mia K. Walton
Manager, Corporate Communications	Sr. VP, Corporate Communications
Royal Caribbean Cruises Ltd.	Rolls-Royce North America
(305) 982-2458	(703) 621-2709
cynthiamartinez@rccl.com	mia.walton@rolls-royce.com

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